Exhibit 99.1

       Contact:   Michael R. Sand,
         CEO
       Dean J. Brydon, President & CFO
                         (360) 533-4747
                         www.timberlandbank.com

Timberland Bancorp Announces First Fiscal Quarter Earnings

•	First Fiscal Quarter Net Income of $5.49 Million
•	Quarterly Return on Average Equity of 10.55%
•	Loan Portfolio (Excluding PPP Loans) Increased 5% During Quarter
•	Announces a 5% increase in the Quarterly Cash Dividend

HOQUIAM, WA – January 24, 2022 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $5.49 million, or $0.65 per diluted common share, for the quarter ended December 31, 2021.  This compares to net income of $6.02 million, or $0.71 per diluted common share, for the preceding quarter and $7.29 million, or $0.87 per diluted common share, for the comparable quarter one year ago.

Timberland’s Board of Directors announced a $0.01 increase in the quarterly cash dividend to shareholders to $0.22 per share, payable on February 25, 2022, to shareholders of record on February 11, 2022.

“We are pleased to report very strong loan originations and significant loan growth for the quarter ended December 31, 2021,” stated Michael Sand, CEO.  “Net loans outstanding, excluding Paycheck Protection Program (“PPP”) loans, increased $45.1 million, or nearly 5% (19.4% on an annualized basis) during the quarter; a significant increase from the 9% annualized loan growth (net of PPP loan balances) reported in the earnings release for the prior quarter.  In that same earnings release I commented that we were, “…most encouraged by opportunities for increased loan originations in our strong, western Washington markets.”  I’m pleased to reiterate that message as we continue to observe abundant opportunities to originate quality loans within our market footprint.  While the best use of our ample liquidity is to commit funds to loans, recent increases in market interest rates combined with the prospect of near term Federal Reserve tightening has begun to provide more palatable opportunities for committing funds to investment securities at an increased pace.  Our excess liquidity position will accommodate fairly significant investments during the next few quarters in short and moderate duration investments to supplement interest income without compromising our intentional positioning of the Bank to benefit strongly should rates rise sharply.”

“As expected, during the quarter, PPP loans continued to recede from the balance sheet due to staff’s diligent efforts in obtaining loan forgiveness for PPP customers.  PPP loan balances decreased to $21.4 million at December 31, 2021 from $40.9 million at the end of the preceding quarter and PPP loan origination fees of $907,000 remain to be accreted into income as forgiveness is obtained.”

“Also,” Sand continued, “I am pleased to announce the promotion of Dean Brydon to the position of President of Timberland Bank and Timberland Bancorp, Inc. and to announce the implementation of the Company's CEO succession plan, the details of which are in included in the Form 8-K filing released contemporaneously with this earnings release.  Dean and I have worked together for twenty-seven years and I can attest to his integrity, business acumen, foresight and commitment to the Company which, in my view, and in the opinion of Timberland’s Directors, qualify him to serve as President for the next year and to assume the position of CEO upon my retirement from the Company in January 2023.”

First Fiscal Quarter 2022 Earnings and Balance Sheet Highlights (at or for the period ended December 31, 2021, compared to December 31, 2020 or September 30, 2021):

   Earnings Highlights:
•
Net income was $5.49 million for the current quarter compared to $6.02 million for the preceding quarter and $7.29 million for the comparable quarter one year ago; EPS was $0.65 for the current quarter compared to $0.71 for the preceding quarter and $0.87 for the comparable quarter one year ago;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.55% and 1.20%, respectively;

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

•	Net interest margin (“NIM”) was 2.92% for the current quarter; and
•	The efficiency ratio was 57.40% for the current quarter compared to 54.45% for the preceding quarter and 47.83% for the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 15% year-over-year and 2% from the prior quarter;
•	Total deposits increased 17% year-over-year and 2% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 8% year-over-year and increased 5% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) decreased 1% year-over-year and increased 3% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.17% from 0.19% one year ago; and
•	Book and tangible book (non-GAAP) values per common share increased to $25.20 and $23.24, respectively, at December 31, 2021.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) decreased 3% to $16.13 million for the first fiscal quarter from $16.56 million for the preceding quarter and decreased 8% from $17.58 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due a $657,000 decrease in interest and accreted loan origination fees associated with the PPP loan portfolio.

Net interest income decreased 3% to $12.70 million for the current quarter from $13.11 million for the preceding quarter and decreased 3% from $13.02 million for the comparable quarter one year ago.  Timberland’s NIM for the current quarter was 2.92% compared to 3.13% for the preceding quarter and 3.48% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately four basis points due to the accretion of $57,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $114,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately five basis points due to the accretion of $50,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $174,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately nine basis points due to the accretion of $120,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $196,000 in pre-payment penalties, non-accrual interest and late fees.

U.S. Small Business Administration (“SBA”) PPP loans contributed to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At December 31, 2021, Timberland had SBA PPP deferred loan origination fees of $907,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020
Interest income	$71	$167	$295
Loan origination fee accretion	927	1,488	1,144
Total SBA PPP loan income	$998	$1,655	$1,439

No provision for loan losses was made during the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020.

Non-interest income decreased slightly to $3.44 million for the current quarter from $3.45 million for the preceding quarter and decreased 25% from $4.56 million for the comparable quarter one year ago.  The decrease in non-interest income compared to

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

the preceding quarter was primarily due to a $54,000 decrease in service charges on deposits, a $52,000 decrease in ATM and debit card interchange transaction fees and smaller decreases in several other categories.  These decreases were partially offset by a $126,000 increase in gain on sales of loans, a $32,000 increase in the valuation recovery on loan servicing rights and smaller increases in several other categories. The year-over-year decrease in non-interest income was primarily due to a $1.34 million decrease in gain on sales of loans.  The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed-rate one- to four-family loans originated and sold during the current quarter (as refinance demand slowed) and a decrease in the average pricing margin compared to the same period last year.

Total operating expenses for the current quarter increased $247,000, or 3%, to $9.26 million from $9.02 million for the preceding quarter and increased $854,000, or 10%, from $8.41 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $366,000 increase in salaries and employee benefits expense, a $121,000 increase in the “Other, net” expense category and smaller increases in several other expense categories.  These increases were partially offset by smaller decreases in several expense categories.  The increase in salaries and employee benefits was primarily due to annual salary adjustments (effective October 1st) and the hiring of additional lending personnel.  The increase in the “Other, net” expense category was primarily related to refunds to customers for deposit account fees that were determined to have been charged in error after the Bank’s core system conversion in 2019.  The Bank discovered this issue during the current quarter.  Bank staff reviewed affected accounts and refunded all fees charged that were not consistent with the Bank’s deposit account disclosures (including all subsequent fees incurred as a result of the fees charged in error).  The efficiency ratio for the current quarter was 57.40% compared to 54.45% for the preceding quarter and 47.83% for the comparable quarter one year ago.

The provision for income taxes for the current quarter decreased $136,000 to $1.39 million from $1.53 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 20.2% for the quarter ended December 31, 2021 compared to 20.2% for the quarter ended September 30, 2021 and 20.5% for the quarter ended quarter ended December 31, 2020.

Balance Sheet Management

Total assets increased $39.10 million, or 2%, to $1.83 billion at December 31, 2021 from $1.79 billion at September 30, 2021.  The quarterly increase was primarily due to a $35.03 million increase in investment securities and CDs held for investment, a $25.55 million increase in net loans receivable, and smaller increases in several other categories. These increases were partially offset by a $21.87 million decrease in total cash and cash equivalents, and smaller decreases in several other categories.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Loans

Net loans receivable increased $25.55 million, or 3%, to $994.01 million at December 31, 2021 from $968.45 million at September 30, 2021.  This increase was primarily due to a $26.71 million increase in commercial real estate loans, a $12.32 million increase in construction loans, a $10.43 million increase in commercial business loans (non-PPP), a $9.22 million increase in one- to four-family loans and smaller increases in other categories. These increases were partially offset by a $19.53 million decrease in SBA PPP loans, a $10.79 million increase in the undisbursed portion of construction loans in process, and smaller decreases in several other loan categories.

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Loan Portfolio
($ in thousands)
	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$129,151	12%	$119,935	11%	$115,613	10%
Multi-family	84,180	7	87,563	8	89,413	8
Commercial	497,361	44	470,650	43	463,670	41
Construction - custom and
owner/builder	116,267	10	109,152	10	117,872	10
Construction - speculative one-to four-family	18,255	2	17,813	2	20,291	2
Construction - commercial	42,611	4	43,365	4	41,491	4
Construction - multi-family	54,710	5	52,071	5	29,410	3
Construction - land
development	13,680	1	10,804	1	6,943	1
Land	18,568	2	19,936	2	22,635	2
Total mortgage loans	974,783	87	931,289	86	907,338	81

Consumer loans:
Home equity and second
mortgage	34,375	3	32,988	3	35,446	3
Other	2,462	--	2,512	--	2,979	--
Total consumer loans	36,837	3	35,500	3	38,425	3

Commercial loans:
Commercial business loans	85,006	8	74,579	7	71,257	7
SBA PPP loans	21,397	2	40,922	4	103,468	9
Total commercial loans	106,403	10	115,501	11	174,725	16
Total loans	1,118,023	100%	1,082,290	100%	1,120,488	100%
Less:
Undisbursed portion of
construction loans in
process	(106,009)		(95,224)		(94,298)
Deferred loan origination
fees	(4,539)		(5,143)		(5,449)
Allowance for loan losses	(13,468)		(13,469)		(13,432)
Total loans receivable, net	$994,007		$968,454		$1,007,309
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,700, $3,217 and $10,871 at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of December 31, 2021:

CRE Loan Portfolio Breakdown by Collateral ($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$91,779	18%	8%
Office buildings	74,682	15	7
Medical/dental offices	61,807	12	5
Other retail buildings	44,544	9	4
Hotel/motels	26,602	5	2
Restaurants	25,404	5	2
Convenience stores	22,870	5	2
Mini-storage	18,895	4	2
Nursing homes	18,684	4	2
Churches	11,775	3	1
Shopping centers	10,714	2	1
Additional CRE	89,605	18	8
Total CRE	$497,361	100%	44%

Timberland originated $178.84 million in loans during the quarter ended December 31, 2021, compared to $156.57 million for the comparable quarter one year ago and $132.91 million in loans for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $22.56 million were sold compared to $43.84 million for the comparable quarter one year ago and $14.01 million for the preceding quarter.  The decrease in loans sold during the current quarter compared to the prior year was primarily due to a decrease in single-family refinance loans originated as mortgage refinance activity diminished.

Timberland’s investment securities and CDs held for investment increased $35.03 million, or 22%, to $196.75 million at December 31, 2021, from $161.72 million at September 30, 2021.  The increase was primarily due to the purchase of additional mortgage-backed investment securities and U.S. Treasury securities and was partially offset by CDs held in other financial institutions that matured during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 39.5% of total liabilities at December 31, 2021, compared to 42.4% at September 30, 2021, and 33.4% one year ago.

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Deposits

Total deposits increased $36.08 million, or 2%, during the current quarter to $1.61 billion at December 31, 2021, from $1.57 billion at September 30, 2021.  The quarter’s increase consisted of a $28.98 million increase in NOW checking account balances, a $12.03 million increase in money market account balances and an $8.73 million increase in savings account balances.  These increases were partially offset by an $11.69 million decrease in non-interest bearing account balances and a $1.97 million decrease in certificates of deposit account balances.

Deposit Breakdown ($ in thousands)
	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$523,518	33%	$535,212	34%	$437,953	32%
NOW checking	459,079	28	430,097	27	387,158	28
Savings	269,423	17	260,689	17	226,955	16
Money market	211,837	13	199,045	13	158,928	12
Money market – reciprocal	10,619	1	11,383	1	12,389	1
Certificates of deposit under $250	110,168	7	112,348	7	124,789	9
Certificates of deposit $250 and over	21,987	1	21,781	1	26,944	2
Total deposits	$1,606,631	100%	$1,570,555	100%	$1,375,116	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.48 million, or 2%, to $210.38 million at December 31, 2021, from $206.90 million at September 30, 2021.  The increase in shareholders’ equity was primarily due to net income of $5.49 million for the quarter, which was partially offset by the payment of $1.76 million in dividends to shareholders. In addition, there were 15,548 shares repurchased during the quarter ended December 31, 2021 at an average price of $27.86 per share.  Timberland had 383,734 shares available to be repurchased on its existing stock repurchase plan at December 31, 2021.

Timberland remains well capitalized with a total risk-based capital ratio of 21.49% and a Tier 1 leverage capital ratio of 10.49% at December 31, 2021.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.17% at December 31, 2021, from 0.19% one year ago and 0.18% at September 30, 2021.  There were net charge-offs of $1,000 for the current quarter compared to no net charge-off/recoveries for the preceding quarter and net recoveries of $18,000 for the comparable quarter one year ago.  No provisions for loan losses were made during quarters ended December 31, 2021, September 30, 2021 and December 31, 2020.

Timberland has consistently worked with borrowers affected by the COVID-19 pandemic by offering loan deferral and forbearance plans during the pandemic.  Deferrals were primarily approved for 90-day periods with interest continuing to accrue or with interest scheduled to be paid monthly.  All borrowers that were granted COVID-19 deferrals have resumed making regular payments as of December 31, 2021.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.34% at December 31, 2021, compared to 1.32% one year ago and 1.37% at September 30, 2021.  If SBA PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding SBA PPP loans) at December 31, 2021 was 1.37% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08

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million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $392,000 at December 31, 2021.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.41% (non-GAAP) at December 31, 2021.

The following table details the ALL as a percentage of loans receivable:

	Dec. 31,	Sept 30,	Dec. 31,
	2021	2021	2020
ALL to loans receivable	1.34%	1.37%	1.32%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.37%	1.43%	1.46%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.41%	1.49%	1.56%

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $207,000, or 7%, to $3.25 million at December 31, 2021, from $3.04 million at September 30, 2021, and increased $424,000, or 15%, from $2.82 million one year ago.  Non-accrual loans decreased slightly ($1,000) to $2.85 million at December 31, 2021, from $2.85 million at September 30, 2021 and increased $272,000, or 11%, from $2.58 million one year ago.

Non-Accrual Loans
($ in thousands)

	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$582	3	$406	2	$419	2
Commercial	675	2	773	2	643	3
Land	676	3	683	3	405	4
Total mortgage loans	1,933	8	1,862	7	1,467	9

Consumer loans
Home equity and second
mortgage	456	4	516	5	607	7
Other	5	1	17	2	9	1
Total consumer loans	461	5	533	7	616	8

Commercial business loans	459	7	459	6	498	8
Total loans	$2,853	20	$2,854	20	$2,581	25

OREO and other repossessed assets decreased 41% to $157,000 at December 31, 2021, from $268,000 at December 31, 2020, and remained unchanged from $157,000 at September 30, 2021.  At December 31, 2021, the OREO and other repossessed asset portfolio consisted of three individual land parcels.  No OREO properties were sold during the quarter ended December 31, 2021.

OREO and Other Repossessed Assets
($ in thousands)

	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$157	3	$157	3	$268	4
Total	$157	3	$157	3	$268	4

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Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to

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regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2022 Earnings
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TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2021	2021	2020
Interest and dividend income
Loans receivable	$12,622	$13,132	$13,318
Investment securities	405	318	301
Dividends from mutual funds, FHLB stock and other investments	27	28	28
Interest bearing deposits in banks	288	301	310
Total interest and dividend income	13,342	13,779	13,957

Interest expense
Deposits	631	654	904
Borrowings	15	15	29
Total interest expense	646	669	933
Net interest income	12,696	13,110	13,024
Provision for loan losses	--	--	--
Net interest income after provision for loan losses	12,696	13,110	13,024

Non-interest income
Service charges on deposits	913	967	1,055
ATM and debit card interchange transaction fees	1,277	1,329	1,156
Gain on sales of loans, net	663	537	2,002
Bank owned life insurance (“BOLI”) net earnings	154	152	149
Valuation recovery (allowance) on loan servicing rights, net	119	87	(236)
Recoveries on investment securities, net	8	5	5
Other	308	373	428
Total non-interest income, net	3,442	3,450	4,559

Non-interest expense
Salaries and employee benefits	5,171	4,805	4,613
Premises and equipment	928	993	957
Advertising	166	153	156
OREO and other repossessed assets, net	(18)	2	(26)
ATM and debit card processing	464	489	431
Postage and courier	136	159	138
State and local taxes	255	267	283
Professional fees	271	331	231
FDIC insurance expense	128	113	96
Loan administration and foreclosure	104	153	80
Data processing and telecommunications	613	642	606
Deposit operations	299	273	284
Amortization of core deposit intangible (“CDI”)	79	90	90
Other, net	668	547	471
Total non-interest expense, net	9,264	9,017	8,410

Income before income taxes	6,874	7,543	9,173
Provision for income taxes	1,389	1,525	1,883
Net income	$5,485	$6,018	$7,290

Net income per common share:
Basic	$0.66	$0.72	$0.88
Diluted	0.65	0.71	0.87

Weighted average common shares outstanding:
Basic	8,356,066	8,354,018	8,313,493
Diluted	8,448,900	8,454,636	8,412,744

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2021	2021	2020
Assets
Cash and due from financial institutions	$20,539	$26,316	$24,226
Interest-bearing deposits in banks	537,789	553,880	325,987
Total cash and cash equivalents	558,328	580,196	350,213

Certificates of deposit (“CDs”) held for investment, at cost	24,648	28,482	49,629
Investment securities:
Held to maturity, at amortized cost	114,600	69,102	24,509
Available for sale, at fair value	56,552	63,176	65,762
Investments in equity securities, at fair value	946	955	974
FHLB stock	2,103	2,103	1,922
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,700	3,217	10,871

Loans receivable	1,007,475	981,923	1,020,741
Less: Allowance for loan losses	(13,468)	(13,469)	(13,432)
Net loans receivable	994,007	968,454	1,007,309

Premises and equipment, net	22,108	22,367	22,753
OREO and other repossessed assets, net	157	157	268
BOLI	22,346	22,193	21,745
Accrued interest receivable	3,938	3,745	4,490
Goodwill	15,131	15,131	15,131
CDI	1,185	1,264	1,535
Loan servicing rights, net	3,524	3,482	3,036
Operating lease right-of-use assets	2,206	2,283	2,512
Other assets	2,796	2,873	2,746
Total assets	$1,831,275	$1,792,180	$1,588,405

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$523,518	$535,212	$437,953
Deposits: Interest-bearing	1,083,113	1,035,343	937,163
Total deposits	1,606,631	1,570,555	1,375,116

Operating lease liabilities	2,285	2,359	2,565
FHLB borrowings	5,000	5,000	10,000
Other liabilities and accrued expenses	6,984	7,367	7,399
Total liabilities	1,620,900	1,585,281	1,395,080

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,348,821 shares issued and outstanding – December 31, 2021 8,355,469 shares issued and outstanding – September 30, 2021 8,317,793 shares issued and outstanding – December 31, 2020	42,436	42,673	42,480
Retained earnings	167,897	164,167	150,801
Accumulated other comprehensive income	42	59	44
Total shareholders’ equity	210,375	206,899	193,325
Total liabilities and shareholders’ equity	$1,831,275	$1,792,180	$1,588,405

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.20%	1.36%	1.84%
Return on average equity (a)	10.55%	11.77%	15.39%
Net interest margin (a)	2.92%	3.13%	3.48%
Efficiency ratio	57.40%	54.45%	47.83%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,853	$2,854	$2,581
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	140	159	205
OREO and other repossessed assets	157	157	268
Total non-performing assets (b)	$3,150	$3,170	$3,054

Non-performing assets to total assets (b)	0.17%	0.18%	0.19%
Net charge-offs (recoveries) during quarter	$ 1	$ --	$ (18)
ALL to non-accrual loans	472%	472%	520%
ALL to loans receivable (c)	1.34%	1.37%	1.32%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.37%	1.43%	1.46%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.41%	1.49%	1.56%
Troubled debt restructured loans on accrual status (f)	$2,361	$2,371	$2,868

CAPITAL RATIOS:
Tier 1 leverage capital	10.81%	10.97%	11.36%
Tier 1 risk-based capital	20.24%	20.92%	20.23%
Common equity Tier 1 risk-based capital	20.24%	20.92%	20.23%
Total risk-based capital	21.49%	22.17%	21.48%
Tangible common equity to tangible assets (non-GAAP)	10.69%	10.73%	11.24%

BOOK VALUES:
Book value per common share	$ 25.20	$ 24.76	$ 23.24
Tangible book value per common share (g)	23.24	22.80	21.24
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $21,397, $40,922 and $103,468 at December 31, 2021, September 30, 2021 and December 31, 2020,
respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $31,907, $36,491 and $56,874 at December 31, 2021, September 30,
2021 and December 31, 2020, respectively.
(f)  Does not include troubled debt restructured loans totaling $177, $182 and $197 reported as non-accrual loans at December 31, 2021, September
30, 2021 and December 31, 2020, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$997,358	5.06%	$1,000,063	5.25%	$1,030,289	5.17%
Investment securities and FHLB stock (1)	162,077	1.07	125,627	1.10	94,033	1.40
Interest-earning deposits in banks and CDs	580,337	0.20	551,918	0.22	374,376	0.33
Total interest-earning assets	1,739,772	3.07	1,677,608	3.29	1,498,698	3.73
Other assets	83,563		86,838		84,077
Total assets	$1,823,335		$1,764,446		$1,582,775

Liabilities and Shareholders’ Equity
NOW checking accounts	$440,744	0.13%	$421,095	0.13%	$377,760	0.19%
Money market accounts	222,945	0.29	202,435	0.29	168,503	0.33
Savings accounts	264,651	0.08	257,856	0.08	222,866	0.08
Certificates of deposit accounts	132,590	0.83	137,518	0.91	155,125	1.38
Total interest-bearing deposits	1,060,930	0.24	1,018,904	0.26	924,254	0.39
Borrowings	5,000	1.20	5,000	1.19	10,000	1.15
Total interest-bearing liabilities	1,065,930	0.24	1,023,904	0.26	934,254	0.40

Non-interest-bearing demand deposits	538,865		525,047		448,350
Other liabilities	10,567		10,991		10,687
Shareholders’ equity	207,973		204,504		189,484
Total liabilities and shareholders’ equity	$1,823,335		$1,764,446		$1,582,775

Interest rate spread		2.83%		3.03%		3.33%
Net interest margin (2)		2.92%		3.13%		3.48%
Average interest-earning assets to
average interest-bearing liabilities	163.22%		163.84%		160.42%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 2022 Earnings
January 24, 2022

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2021	September 30, 2021	December 31, 2020

Shareholders’ equity	$210,375	$206,899	$193,325
Less goodwill and CDI	(16,316)	(16,395)	(16,666)
Tangible common equity	$194,059	$190,504	$176,659

Total assets	$1,831,275	$1,792,180	$1,588,405
Less goodwill and CDI	(16,316)	(16,395)	(16,666)
Tangible assets	$1,814,959	$1,775,785	$1,571,739